Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PLX Technology, Inc.
Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-40722, 333-105745, 333-116702, 333-156760, 333-159668, 333-166014 and 333-170212) and Form S-8 (Nos. 333-88259, 333-38992, 333-38990, 333-67026, 333-97741, 333-105748, 333-116704, 333-135811, 333-153392, 333-160026 and 333-170213) of PLX Technology, Inc. of our report dated March 13, 2012, except with respect to our opinion on the consolidated financial statements as it relates to the discontinued operations presentation as discussed in Notes 1 and 16, as to which the date is November 8, 2012, relating to the consolidated financial statements  and financial statement schedule, which appears in the Current Report on Form 8-K of PLX Technology, Inc. dated November 8, 2012.

/s/ BDO USA, LLP
San Jose, California
November 8, 2012